Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) made this November 1, 2025 (the “Effective Date”), is entered into by Generation Bio Co. (the “Company”) having a principal place of business at 301 Binney Street, Cambridge, Massachusetts 02142, and Phillip Samayoa (the “Consultant”) having a residence at ***.

WHEREAS, the Consultant served as the Company’s Chief Scientific Officer from January 10, 2025 until October 31, 2025;

WHEREAS, the Company anticipates it will need to communicate with Consultant concerning the Company’s affairs about which Consultant has significant, unique historical knowledge;

WHEREAS, the Company desires to retain the transition and advisory services of the Consultant and the Consultant desires to perform certain services for the Company; and

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services. The Consultant agrees to perform such transition, advisory, and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Exhibit A to this Consulting Agreement. The Consultant also agrees to provide the Company with related services that may be requested from time to time by the Company.

2.Term and Termination. The term of this Consulting Agreement shall be from the Extended Separation Date (as defined in the Separation Agreement dated August 12, 2025 between the Consultant and the Company (the “Separation Agreement”) through October 31, 2026 (the “Services Period”), unless earlier terminated in accordance with this Consulting Agreement or extended by mutual written agreement. This Consulting Agreement and the Services Period may be terminated prior to its expiration in the following manner:

(i) by the Company at any time immediately upon written notice to the Consultant if the Consultant has materially breached this Consulting Agreement, the Separation Agreement, or the Non-Disclosure Agreement referenced in the Separation Agreement;

(ii) at any time upon the mutual written consent of both parties; or

(iii) automatically upon (a) the Consultant’s failure to timely sign the Separation Agreement and/or any Supplemental Release of Claims attached thereto, (b) the Consultant’s timely revocation of the Separation Agreement and/or any Supplemental Release of Claims attached thereto (if a revocation period is provided therein), (c) a Change in Control occurs as defined in the Severance Plan Benefit agreement dated May 31, 2022 (the “Severance Plan”) (it being acknowledged and agreed that the Consultant has no further rights or entitlements under or with respect to the Severance Plan); or (d) the death of Consultant or his/her inability to perform the services contemplated under this Consulting Agreement due to disability, with or without reasonable accommodation, as that term is defined under state or federal law. Any expiration or termination of this Consulting Agreement shall be without prejudice to any obligation of either party under this Consulting Agreement or otherwise that has accrued prior to the expiration or termination of the Consulting Agreement.

Upon expiration or termination of this Consulting Agreement, neither the Consultant nor the Company will have any further obligations under this Consulting Agreement, except that (a) the Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that Services in progress should be completed; (b) the Company will pay the Consultant for any authorized expenses actually incurred; and (c) the Consultant will immediately return to the Company any and all Company Proprietary Information and copies thereof in the Consultant’s possession or control.

3.Payment During Service Period. The Company agrees to pay or provide Consultant with the consulting fees and/or benefits as set forth in Exhibit A.

4.Continued Vesting.  During the Services Period and until a Reorganization Event, as defined in the Company’s 2020 Stock Incentive Plan, has occurred (i) each restricted stock award previously granted by the Company to the Consultant shall continue to vest and become free from forfeiture in accordance with and subject to applicable award agreements and plan documents, and (ii) each stock option previously granted by the Company to the Consultant shall continue to vest and become exercisable in accordance with and subject to applicable option agreements and plan documents. The Consultant shall have three months from the date of termination of this Consulting Agreement to exercise any stock options that have vested and become exercisable as of such date in accordance with and subject to applicable option agreements and plan documents (provided that no option shall be exercisable later than the end of the original expiration date of such option).

5.Expenses.  The Consultant shall be responsible for all business expenses incurred by the Consultant in connection with, or related to, the performance of the services unless the Consultant receives advance approval from the Company in writing for expenses to be paid by the Company, which approval shall be granted in the Company’s sole discretion.

6.Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

7.Cooperation. The Consultant shall use the Consultant’s best efforts in the performance of the Consultant’s obligations under this Consulting Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

8.Change in Control Benefits. Only if (i) a “Change in Control” (as defined in the Severance Plan) occurs during the Services Period and (ii) either (x) the transaction that resulted in such Change in Control commenced before the Extended Separation Date, and Consultant performed services while employed by the Company pursuant to Company request that directly related to such transaction, or (y) the transaction that resulted in such Change in Control commenced after the Extended Separation Date, and Consultant performed services under this Consulting Agreement pursuant to Company request that were directly related to such transaction (in each case as determined by the Company in its good faith discretion), the Company will pay Consultant as follows, subject to Consultant complying with the terms of this Agreement and the Separation Agreement and timely signing and returning the additional release of claims set forth in Exhibit B hereto (the “Additional Release”):

a.	Severance Pay. The Company will provide Consultant a gross lump sum amount equal to nine (9) months of Consultant’s base salary as in effect on the Extended Separation

Date (representing the additional base salary severance that Consultant would be eligible to receive under the Severance Plan in the event of certain qualifying terminations on or within 12 months following a Change in Control), payable in a lump sum, less lawful deductions, within thirty (30) days after the date of consummation of the Change in Control.

b.	Bonus Payment. The Company will pay Consultant a lump sum equal to $135,835.62 (which represents 1.5x the Consultant’s target annual incentive bonus that was in effect for calendar year 2025, less the prorated amount Consultant received under Section 1(b)(iii) of the Separation Agreement), payable in a lump sum, less lawful deductions, within thirty (30) days after the date of consummation of the Change in Control.

c.	Health Insurance. Provided Consultant timely enrolled in COBRA continuation coverage for Consultant’s medical, vision, and/or dental plan(s), and remains on such COBRA continuation coverage as of the date of consummation of the Change in Control, and subject to all of the terms and conditions of such coverage, the Company agrees to subsidize Consultant’s monthly COBRA premiums as such premiums become due for an extended period of up to nine (9) months following the Extended Separation Date to the same extent that the Company paid for such coverage immediately prior to the Extended Separation Date (i.e., the employer portion), including the COBRA administration fee, (representing the additional COBRA premiums that Consultant would be eligible to receive under the Severance Plan in the event of certain qualifying terminations on or within 12 months following a Change in Control) until the earlier of (i) the date the health plan itself terminates, (ii) the date COBRA eligibility ends, or (iii) the date Consultant is eligible for health benefits under another group employer plan, provided that the Company’s payment for such coverage shall only apply if and while permitted under applicable tax or other laws as nondiscriminatory. Consultant agrees to immediately notify the Company if Consultant becomes eligible for health benefits under another group employer plan during the period in which the Company is subsidizing Consultant’s COBRA premium.

d.	Equity. Any equity grant from the Company held by Consultant as of the date of consummation of the Change in Control (the “Outstanding Equity Grants”), to the extent not yet vested, shall immediately fully (100%) vest (and, in the case of stock options, become exercisable) as of the date of the Company’s timely receipt of the fully signed Additional Release. The effect of such vesting, including the time and form of any settlement of the vested Outstanding Equity Grants, will be governed by the Company’s incentive equity plan and the individual award agreements governing such Outstanding Equity Grants.

9.Proprietary Information and Inventions.

9.1Proprietary Information.

(a) The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s service to the Company, the Consultant will have access to and contact with Proprietary Information. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the

Company, either during or after the Services Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.

(c) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into the Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Consultant’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(d) The Consultant agrees that the Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(e) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

(f) The Consultant’s obligations under this Section 9.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 9.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits the Consultant from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.2 Inventions.

(a) The Consultant will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and  works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by the Consultant or under the Consultant’s direction or jointly with others during the Services Period, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Consultant’s right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, the previous sentence shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by the Consultant not during the course of Consultant’s performance of services for the Company, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 9.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Consultant further acknowledges that each original work of authorship that is made by the Consultant (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Consultant hereby waives all claims to moral rights in any Inventions.

(b) The Consultant agrees that if, in the course of performing the services, the Consultant incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Consultant or in which the Consultant has an interest (“Prior Inventions”), (i) the Consultant will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

(c) The Consultant agrees to cooperate fully with the Company, both during and after the Services Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

(d) The Consultant shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

10.Non-Exclusivity. The Company retains the right to contract with other companies and/or individuals for consulting services without restriction. The Consultant retains the right to contract with and consult for other companies and/or individuals without restriction.

11.Other Agreements; Warranty.

11.1 The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that the Consultant’s performance of all the terms of this Consulting Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or noncompetition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

11.2 The Consultant hereby represents, warrants and covenants that the Consultant has the skills and experience necessary to perform the services, that the Consultant will perform said services in a professional, competent and timely manner, that the Consultant has the power to enter into this Consulting Agreement and that the Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

12.Independent Contractor Status.

12.1 The Consultant shall perform all services under this Consulting Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

12.2 The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services. In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the services. The Consultant is not required to attend regular meetings at the Company.

However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

12.3 In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Consulting Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

12.4 The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

12.5 The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Consulting Agreement and for maintaining adequate workers’ compensation insurance coverage.

12.6 Notwithstanding the Consultant’s independent contractor status, the Company shall indemnify and hold Consultant harmless from claims, if any, by third parties arising out of any work performed on behalf of the Company by Consultant in accordance with this Consulting Agreement.

13.Remedies.

The Consultant acknowledges that any breach of the provisions of Sections 9 or 10 of this Consulting Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Consulting Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

14.Notices.

All notices required or permitted under this Consulting Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 14.

15.Entire Agreement.

This Consulting Agreement, the Separation Agreement and the Nondisclosure Agreement (as defined in the Separation Agreement) constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. Notwithstanding the foregoing, if there is a conflict between the Consultant’s obligations set forth in Sections 9 or 10 herein and the Consultant’s obligations under the Separation Agreement or Non-Disclosure Agreement, such conflict will be resolved in the manner most protective of the Company.

16.Amendment.

This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

17.Non-Assignability of Contract.

This Consulting Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

18.Governing Law.

This Consulting Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

19.Successors and Assigns.

This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

20.Survival.

Sections 5 through 22 shall survive the expiration or termination of this Consulting Agreement.

21.Interpretation.

If any restriction set forth in Sections 9 or 10 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

22.Miscellaneous.

22.1No delay or omission by the Company in exercising any right under this Consulting Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.2The captions of the sections of this Consulting Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Consulting Agreement.

22.3In the event that any provision of this Consulting Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year written above.

GENERATION BIO CO.

By: _/s/ Jasmin Tower___________________

Name: Jasmin Tower

Title: Chief HR Officer

By:_/s/ Phillip Samayoa_________________

Name: Phillip Samayoa

Title: Consultant